UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2009

K-SEA TRANSPORTATION PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31920	20-0194477
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

One Tower Center Boulevard, 17th Floor
East Brunswick, New Jersey	08816
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 565-3818

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On December 23, 2009, K-Sea Operating Partnership L.P. (the “Operating Partnership”), a wholly owned subsidiary of K-Sea Transportation Partners L.P. (the “Partnership”), entered into an amendment (the “Revolver Amendment”) to its Amended and Restated Loan and Security Agreement (as amended, the “Revolving Loan Agreement”) among the Operating Partnership, as borrower, KeyBank National Association, as administrative agent and collateral trustee, Bank of America, N.A. (successor to LaSalle Bank National Association) and Citibank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and HSBC Bank USA, National Association, as co-documentation agents, and the lenders party thereto (the “Revolver Lenders”).  The Revolver Amendment, among other things, (1) reduces the Revolving Lenders’ commitments from $200 million to $175 million (subject to a maximum borrowing base equal to 75% of the orderly liquidation value of the vessel collateral), (2) eliminates the feature of the Revolving Loan Agreement whereby the Operating Partnership could request an increase in the total commitments under the Revolving Loan Agreement by up to $50 million, (3) accelerates the maturity date by approximately two years to July 1, 2012, and (4) requires additional security to be assigned to the Security Trustee under the Revolving Loan Agreement.  The Revolver Amendment was also subject to an amendment and structuring fee totaling $1.275 million.

As amended by the Revolver Amendment, the obligations under the Revolving Loan Agreement are collateralized by a first priority security interest, subject to permitted liens, on certain vessels of the Operating Partnership and other subsidiaries of the Partnership having an orderly liquidation value equal to at least 1.333 times the amount of the aggregate obligations (including letters of credit) outstanding under the Revolving Loan Agreement.  Borrowings under the Revolving Loan Agreement bear interest at a rate per annum equal, at the option of the Operating Partnership, to (a) the greater of the prime rate, the federal funds rate plus 0.5% or 1% above the 30-day London Interbank Offered Rate (“LIBOR”) (a “base rate loan”) or (b) the 30-day LIBOR, in each case plus a margin based upon the ratio of total funded debt to EBITDA, as defined in the Revolving Loan Agreement.  The Operating Partnership also incurs commitment fees, payable quarterly, on the unused amounts under this facility.  The following table summarizes the applicable margins under the Revolving Loan Agreement, as amended:

Ratio of Total Debt to EBITDA	LIBOR Margin	Base Rate Margin	Commitment Fee
Greater than or equal to 4.50:1.00	4.750%	3.750%	0.625%
Greater than or equal to 3.50:1.00 and less than 4.50:1.00	4.250%	3.250%	0.500%
Greater than or equal to 2.50:1.00 and less than 3.50:1.00	3.750%	2.750%	0.450%
Greater than or equal to 1.50:1.00 and less than 2.50:1.00	3.250%	2.250%	0.375%
Less than 1.50:1.00	2.750%	1.750%	0.375%

As a result of the Revolver Amendment, the minimum fixed charge coverage ratio will decrease from 1.85 to 1.00 to 1.50 to 1.00 at March 31, 2010.  In addition, the Operating Partnership’s ratio of total funded debt to EBITDA may not exceed (a) 4.50 to 1.00 through March 30, 2010, (b) 5.00 to 1.00 from March 31, 2010 to and including September 29, 2010, and (c) 4.50 to 1.00 from and after September 30, 2010.

The Revolver Amendment also limits quarterly cash distributions to the Partnership’s unitholders to $0.45 per unit and requires that the partnership maintain a minimum liquidity of $17.5 million in order to declare any distributions.  In general, the Revolver Amendment defines liquidity as the sum of (a) unrestricted cash of the Operating Partnership determined on a consolidated basis plus (b)(i) the lesser of (A) $175 million and (B) the orderly liquidation value of the vessel collateral divided by 1.333, minus (ii) the aggregate amount outstanding to the lenders as of the date of such determination.

Item 8.01              Other Events.

Also on December 23, 2009, the Operating Partnership entered into an amendment (the “Term Loan Amendment”) to its Secured Term Loan Credit Facility in the amount of $57.6 million (the “Term Loan Facility”) dated June 4, 2008 between the Operating Partnership and DnB NOR Bank ASA.  The Term Loan Amendment amends the financial covenants in the Term Loan Facility to conform to the financial covenants and LIBOR margins in the Revolving Loan Agreement, as amended by the Revolver Amendment, and requires that an amendment fee of 0.5% of the outstanding principal be paid by the Operating Partnership.

On December 30, 2009, the Operating Partnership entered into an amendment (the “Loan Agreement Amendment”) to the Loan Agreement dated as of May 12, 2006, as amended (the “Loan Agreement”), among the Operating Partnership, Wells Fargo Equipment Finance Inc. (“WFEFI”) (as assignee of Citizens Leasing Corporation, d/b/a Citizens Asset Finance (“CAF”)) and WFEFI as assignee of CAF, as agent and collateral trustee. The Loan Agreement Amendment amended certain financial covenants in the Loan Agreement to conform to the terms in the Revolver Amendment.

On January 21, 2010 the Operating Partnership entered into an amendment effective as of December 23, 2009 (the “Charter Amendment”) to that certain Bareboat Charter Agreement dated as of June 23, 2009 (the “Bareboat Charter”) with MassMutual Asset Finance LLC, as Shipowner, and the Operating Partnership, as charterer. The Charter Amendment amended certain financial covenants in the Bareboat Charter to conform to the terms in the Revolver Amendment.  In addition, an amount of $919,000 representing an additional security deposit was required and an amendment fee of $71,000 was paid by the Operating Partnership.

As of December 23, 2009, the Operating Partnership or K-Sea Transportation LLC (“LLC”) also obtained from each of the shipowners under operating leases a consent to incorporate by reference therein the financial covenants contained in the Revolver Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-SEA TRANSPORTATION PARTNERS L.P.

	By:	K-SEA GENERAL PARTNER L.P.,
its general partner

		By:	K-SEA GENERAL PARTNER GP LLC,
its general partner

Date January 22, 2010		By:	/s/ Terrence P. Gill
Terrence P. Gill
Chief Financial Officer